Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-290770 and 333-293805 on Form S-8 of our report dated November 3, 2026, relating to the financial statements of Phoenix Education Partners, Inc. appearing in this Annual Report on Form 10-K for the year ended August 31, 2026.

/s/ Deloitte & Touche LLP

Tempe, Arizona

November 3, 2026